Exhibit 99.1

NEWS RELEASE

Visteon Appoints Christian A. Garcia as Executive Vice President and Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., Aug. 16, 2016 — Visteon Corporation (NYSE: VC), a global leader in vehicle cockpit electronics, today announced that Christian A. Garcia has been appointed executive vice president and chief financial officer, effective Oct. 1. Reporting to President and CEO Sachin Lawande, he will lead all financial activities for Visteon, including accounting, treasury, tax, audit and investor relations. He also will oversee mergers, acquisitions and divestitures, and information technology.

William R. Robertson, who has served as Visteon’s interim CFO since March 31, will continue with the company as vice president and corporate controller.

Garcia, 52, has more than 30 years of financial experience and has held a variety of leadership roles of increasing responsibility in the energy, software and consulting, and business equipment manufacturing industries. He recently was senior vice president, finance, and acting chief financial officer for Halliburton Company, a global provider of products and services to the energy industry.

“Christian is an accomplished and highly respected finance leader with broad global experience, and we are thrilled that he will be joining our senior leadership team,” Lawande said. “Christian’s track record of financial leadership and proven ability to drive growth at technology-focused companies aligns with our vision of global leadership in the fast-growing automotive electronics and software segment. I also want to thank Bill Robertson for his interim CFO leadership over the past several months and look forward to his ongoing contributions to the company.”

Garcia said of his appointment: “Visteon has significant technical, engineering, and growing software capabilities that will enable the company to capitalize on the industry shift toward the connected car. I am very excited to join Visteon and help drive the next phase of its growth.”

At Halliburton, Garcia progressed through leadership roles as senior director of corporate planning, vice president of operations finance, senior vice president of investor relations, treasurer, and chief accounting officer before being named acting CFO in 2015. He also held a series of senior financial positions with Landmark Graphics, a software and consulting provider that was acquired by Halliburton in 1996. Prior to joining Landmark Graphics, he worked at Bell and Howell and San Miguel Corp. in the Philippines in various roles.

Garcia has a bachelor’s degree in business economics from the University of the Philippines, and a master’s degree in management from Purdue University.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

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